PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-78575
(To Prospectus February 17, 2006)                File Pursuant to Rule 424(b)(3)

                       [LOGO: Internet HOLDRS (SM) Trust]

                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (SM) Trust

      This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

      The share amounts specified in the table in the "Highlights of Internet HOLDRS" section of the base prospectus shall be replaced with the following:

                                                       Primary
                                             Share     Trading
Name of Company                    Ticker   Amounts    Market
--------------------------------   ------   --------   -------
Amazon.com, Inc.                    AMZN      18       NASDAQ
CMGI Inc.                           CMGI      10       NASDAQ
CNET Networks, Inc.                 CNET       4       NASDAQ
EarthLink, Inc.                     ELNK     6.23      NASDAQ
eBay Inc.                           EBAY      48       NASDAQ
E*TRADE Financial Corporation(1)    ETFC      12       NASDAQ
McAfee, Inc.                        MFE        7        NYSE
Priceline.com Incorporated          PCLN    1.166666   NASDAQ
RealNetworks, Inc.                  RNWK       8       NASDAQ
TD Ameritrade HLDG Corp.            AMTD       9       NASDAQ
Time Warner Inc.                    TWX       42        NYSE
Yahoo! Inc.                         YHOO      52       NASDAQ



(1) Effective December 27, 2006, E*TRADE Financial Corp (NYSE Ticker: "ET"), an underlying constituent of the Internet HOLDRS Trust, changed its listing to NASDAQ and its Ticker to "ETFC."

      The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.